Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Laurie Stacy
Media Contact
t: 540-561-8452
e: laurie.stacy@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 919-573-3848
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Names Thomas Okray CFO
Proven Executive with Deep Finance and Supply Chain Expertise to Lead Finance Function

ROANOKE, Va., October 5, 2016 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced it has appointed Thomas (Tom) Okray as Executive Vice President, Chief Financial Officer, effective October 31, 2016. As part of the previously announced orderly transition, Mr. Okray will succeed Mike Norona, who will remain with the Company in an advisory role until the end of the year.

Mr. Okray, 53, brings more than 25 years of experience in finance, operations and supply chain to Advance Auto Parts. Most recently, Mr. Okray served as Vice President, Finance, Global Customer Fulfillment at Amazon, where he was the finance lead overseeing the optimization of key elements of Amazon’s Global Fulfillment Network. Prior to joining Amazon, Mr. Okray spent the majority of his career at General Motors (GM) in a variety of finance and supply chain related roles. He was most recently responsible for overseeing more than $120 billion in annual expenses and $8 billion in annual capital expenditures as CFO, Global Product Development, Purchasing & Supply Chain. Prior to that, he held a variety of finance roles supporting GM’s operations, vehicle development, supplier and partner base around the world.

“On behalf of the entire executive team, we are delighted to welcome Tom to the Advance team,” said Tom Greco, President and CEO. “Tom brings deep experience in finance, with a particular focus on leading the finance function in helping to drive efficient supply chain operations. Importantly, Tom is very familiar with a supply chain that must respond rapidly to online demand. This will be increasingly critical to accelerating our growth at Advance going forward. Tom’s strong track record as a proven and respected leader within Fortune 100 companies like Amazon and GM, and his passion for success, make him the ideal person to lead our finance function.”

Mr. Greco continued, “I would like to thank Mike Norona for his tireless efforts and strong financial leadership and contributions during his tenure, and in particular over the last few months. We look forward to continuing to benefit from his guidance as we complete a smooth transition.”

Mr. Okray said, “Advance is a well-positioned industry leader with an extraordinary opportunity to deliver improved performance. I am truly honored and excited to join the team during this transformative time. I look forward to working with Tom, the management team, and the entire Advance family to help contribute to Advance’s success.”

Advance Auto Parts Names Thomas Okray CFO
October 5, 2016

Thomas Okray Biography
Mr. Okray joins Advance Auto Parts from Amazon, which he joined in 2015 as Vice President, Finance, North American Operations. In January 2016, Mr. Okray became Vice President, Finance, Global Customer Fulfillment where he was the finance lead responsible for optimizing key elements of Amazon's Global Fulfillment Network, including transportation/supply chain, capacity and labor planning, cost/productivity of fulfillment centers, capital, engineering and procurement. Prior to joining Amazon in 2015, Mr. Okray held various leadership positions at General Motors, including roles in the United States, Germany, Italy, Poland and Korea. In his most recent role as CFO, Global Product Development, Purchasing & Supply Chain, he was responsible for supporting future vehicle, engine and transmission development, global capital, engineering expense, and purchasing operations which included the company’s global supply chain organization. Mr. Okray earned a bachelor’s degree in chemical engineering from Michigan State University, and received an MBA from the University of Chicago’s Booth School of Business. He has also participated in a Transformational Leadership Program through Stanford University’s Graduate School of Business.

About Advance Auto Parts
Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America, serves both professional installer and do-it-yourself customers. As of July 16, 2016, Advance operated 5,066 stores and 126 Worldpac branches and served approximately 1,300 independently owned Carquest branded stores in the United States, Puerto Rico, the U.S. Virgin Islands and Canada. Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements
Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan or forecast. These forward looking statements include, but are not limited to, objectives and expectations; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP); expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts International, Inc. (General Parts) acquisition, including synergies, may not be fully realized or may take longer to realize than expected; AAP’s ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Parts' products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended January 2, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.